Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated July 14, 2023, with respect to our audits of BitNile Metaverse, Inc. (formerly Ecoark Holdings Inc.), (the “Company”), consolidated financial statements as of March 31, 2023 and 2022 and for each of the years in the two-year period ending March 31, 2023 and 2022. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

We consent to the use of our name as it appears under the caption “Experts”.

/s/ RBSM LLP

New York, New York

October 20, 2023